Exhibit 3.01

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SONOS, INC.

Sonos, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.    The name of the Corporation is Sonos, Inc. The Corporation was originally incorporated under the name “Rincon Audio, Inc.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 22, 2002.

B.    This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C.    The text of the Certificate of lncorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Sonos, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Craig A. Shelburne, a duly authorized officer of the Corporation, on July 18, 2012.

/s/ Craig Shelburne
Craig Shelburne
General Counsel and Secretary

EXHIBIT A

ARTICLE I

The name of the Corporation is Sonoss, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is Seventy Six Million Sixty Six Thousand Nine Hundred Forty Nine (76,066,949), consisting of Fifty Nine Million Seven Hundred Twenty Nine Thousand Four Hundred Twelve (59,729,412) shares of Common Stock, $0.001 par value per share, and Sixteen Million Three Hundred Thirty Seven Thousand Five Hundred Thirty Seven (16,337,537) shares of Preferred Stock, $0.001 par value per share. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of Five Million Seventeen Thousand Five Hundred (5,017,500) shares, the second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of One Million Nine Hundred Forty Thousand Six Hundred Twenty-Five (1,940,625) shares, the third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of Five Million Eight Hundred Fifty Thousand (5,850,000) shares and the fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of Three Million Five Hundred Twenty Nine Thousand Four Hundred Twelve (3,529,412) shares.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

5.1    Definitions. For purposes of this Article V, the following definitions shall apply:

(a)    “Conversion Price” shall mean $3.00 per share for the Series A Preferred, $3.20 per share for the Series B Preferred, $4.3096 per share for the Series C Preferred and $12.75 per share for the Series D Preferred (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c)    “Corporation” shall mean Sonos, Inc.

(d)    “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder that is approved by at least two-thirds (2/3) of the Board of Directors of the Corporation; provided, that if the size of the Board of Directors is less than five (5) members, then such approval shall be a majority of the Board of Directors, including at least one director nominated by holders of the Company’s Preferred Stock (a “Supermajority”), (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

(e)    “Dividend Rate” shall mean an annual rate of $0.24 per share for the Series A Preferred, $0.256 per share for the Series B Preferred, $0.3448 per share for the Series C Preferred and $1.02 per share for the Series D Preferred (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(f)    “Liquidation Preference” shall mean $3.00 per share for the Series A Preferred, $3.20 per share for the Series B Preferred, $4.3096 per share for the Series C Preferred and $12.75 per share for the Series D Preferred (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g)    “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(h)    “Original Issue Date” shall mean with respect to a series of Preferred Stock, the date on which the first share of such series of Preferred Stock was issued.

(i)    “Original Issue Price” shall mean $3.00 per share for the Series A Preferred, $3.20 per share for the Series B Preferred, $4.3096 per share for the Series C Preferred and $12.75 per share for the Series D Preferred (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(j)    “Preferred Stock” shall mean the Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred.

(k)    “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(l)    “Series A Preferred” shall mean the Series A Preferred Stock.

(m)    “Series B Preferred” shall mean the Series B Preferred Stock.

(n)    “Series C Preferred” shall mean the Series C Preferred Stock.

(o)    “Series D Preferred” shall mean the Series D Preferred Stock.

5.2    Dividends.

(a)    Series C and Series D Preferred Stock. In any calendar year, the holders of outstanding shares of Series D Preferred and Series C Preferred shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Series D Preferred and Series C Preferred payable in preference and priority to any declaration or payment of any Distribution on Series A Preferred, Series B Preferred and Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Series A Preferred, Series B Preferred and Common Stock until the dividends on the Series D Preferred and Series C Preferred have been declared, paid or set aside for payment to the Series D Preferred and Series C Preferred holders·. Payment of any dividends to the holders of the Series C Preferred and Series D Preferred shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Series C Preferred and Series D Preferred. The right to receive dividends on shares of Series D Preferred and Series C Preferred shall not be cumulative, and no right to such dividends shall accrue to holders of Series D Preferred and Series C Preferred by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(b)    Series A and Series B Preferred Stock. In any calendar year, the holders of outstanding shares of Series A Preferred and Series B Preferred shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Series A Preferred and Series B Preferred payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock until the above-mentioned dividends on the Series A Preferred and Series B Preferred have been declared, paid or set aside for payment to the Series A Preferred and Series B Preferred. Payment of any dividends to the holders of the Series A Preferred and Series B Preferred shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Series A Preferred and Series B Preferred. The right to receive dividends on shares of Series A Preferred and Series B Preferred shall not be cumulative, and no right to such dividends shall accrue to holders of Series A Preferred and Series B Preferred by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(c)    Additional Dividends. After the payment or setting aside for payment in full of the dividends described in Section 5.2(a) and 5.2(b) hereof, any additional Distributions declared and/or paid in any fiscal year shall be declared and/or paid pro rata on the Preferred Stock and the Common Stock then outstanding on a pari passu basis according to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 5.4(a) hereof).

(d)    Non-Cash Distributions. Whenever a Distribution provided for in this Section 5.2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(e)    Consent to Certain Distributions. As authorized by Section 402.5(c) of the California Corporations Code, if Section 502 or Section 503 of the California Corporations Code is applicable to a payment made by the Corporation then such applicable section or sections shall not apply if such payment is a payment made by the Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of Preferred Stock of the Corporation.

5.3    Liquidation Rights.

(a)    Series D and Series C Preferred Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series D Preferred and Series C Preferred shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series A Preferred, Series B Preferred and Common Stock by reason of their ownership of such stock, an amount per share for each share of Series D Preferred held by them equal to the greater of (i) the Liquidation Preference specified for such share of Series D Preferred, plus all declared but unpaid dividends (if any) on such share of Series D Preferred, or (ii) such amount per share as would have been payable had all shares of Series D Preferred been converted into Common Stock pursuant to Section 5.4(a) hereof immediately prior to a Deemed Liquidation or other such liquidation, dissolution or winding up of the Corporation and an amount per share for each share of Series C Preferred held by them equal to the greater of (x) the Liquidation Preference specified for such share of Series C Preferred, plus all declared but unpaid dividends (if any) on such share of Series C Preferred, or (y) such amount per share as would have been payable had all shares of Series C Preferred been converted into Common Stock pursuant to Section 5.4(a) hereof immediately prior to a Deemed Liquidation or other such liquidation, dissolution or winding up of the Corporation. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series D Preferred and Series C Preferred pursuant to this Section 5.3(a) are insufficient to permit the payment to such holders of the full amounts specified in this Section 5.3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series D Preferred and Series C Preferred in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 5.3(a).

(b)    Series A and Series B Preferred Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment in full to the holders of the Series D Preferred and Series C Preferred of the amounts set forth in Section 5.3(a) above, the holders of the Series A Preferred and Series B

Preferred shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred and Series B Preferred held by them equal to the sum of the Liquidation Preference specified for such share of Series A Preferred and Series B Preferred, plus all declared but unpaid dividends (if any) on such share of Series A Preferred and Series B Preferred. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series A Preferred and Series B Preferred are insufficient to permit the payment to such holders of the full amounts specified in this Section 5.3(b), then the entire assets of the Corporation legally available for distribution after the payment in full of all amounts required to be paid under Section 5.3(a) above shall be distributed with equal priority and pro rata among the holders of the Series A Preferred and Series B Preferred in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 5.3(b).

(c)    Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Series A Preferred, the Series B Preferred and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Series A Preferred and Series B Preferred being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate.

(d)    Reorganization. For purposes of this Section 5.3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease, license or other conveyance or disposition by the Corporation or any of its subsidiaries of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole; or (c) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. Any of the transactions referred to in clauses (a) and (b) of this Section 5.3(d) shall be referred to herein as a “Deemed Liquidation.”

(e)    Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(1)    If the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(2)    if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this Section 5.3(e), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(f)    The Corporation shall give each holder of record of Preferred Stock written notice of any impending liquidation, dissolution or winding up of the Corporation (including without limitation a Deemed Liquidation) not later than 20 days prior to the stockholders’ meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such liquidation, dissolution or winding up of the Corporation. The first of such notices shall describe the material terms and conditions of such impending liquidation, dissolution or winding up of the Corporation and the provisions of this Section 5.3(f), and the Corporation shall thereafter give such holders prompt notice of any material changes. The liquidation, dissolution or winding up of the Corporation shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 20 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Amended and Restated Certificate of Incorporation, all notice periods or requirements in this Amended and Restated Certificate of Incorporation may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of each series of the then outstanding Preferred Stock, voting as separate classes on an as-converted basis, that are entitled to such notice rights.

5.4    Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a)    Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 5.4(a), the Conversion Rate for such series shall be appropriately increased or decreased.

(b)    Automatic Conversion. Each share of Series A Preferred and Series B Preferred shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the aggregate gross proceeds to the Corporation from the offering (before deduction of underwriters’ discounts, commissions and expenses) are not less than $50,000,000 and the post funding market capitalization of the Corporation is not less than $300,000,000 (a “Qualified IPO”), or (ii) on the date on which the Corporation obtains the consent of the holders of a majority of the Series A Preferred and Series B Preferred then outstanding, voting as a single class on an as-converted basis, for such conversion. Each share of Series C Preferred shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (1) immediately prior to the closing of a Qualified IPO, or (2) on the date on which the Corporation obtains the consent of the holders of a majority of the Series C Preferred then outstanding, voting as a separate class, for such conversion. Each share of Series D Preferred shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (x) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of the Corporation’s Common Stock, provided that the aggregate gross proceeds to the Corporation from the offering (before deduction of underwriters’ discounts, commissions and expenses) are not less than $50,000,000 and, provided further, that the price per share to the public is not less than 1.5 times the weighted average price per share of all securities purchased by the Investors (as defined in the Purchase Agreement) pursuant to that certain Series D Preferred and Common Stock Purchase Agreement, dated as of June 15, 2012 (the “Purchase Agreement”), and pursuant to the Secondary Sale Agreement (as defined in the Purchase Agreement) (the “WASP”), or (y) on the date on which the Corporation obtains the consent of the holders of a majority of the Series D Preferred then outstanding, voting as a separate class, for such conversion (each of the events referred to in clauses (i), (ii), (1),(2), (x) or (y) are referred to herein as an “Automatic Conversion Event”).

(c)    Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d)    Adjustments to Conversion Price for Diluting Issues.

(1)    Special Definition. For purposes of this Section 5.4(d), “Additional Shares of Common” shall mean with respect to a series of Preferred Stock all shares of Common Stock issued (or, pursuant to Section 5.4(d)(3) hereof, deemed to be issued) by the Corporation after Original Issue Date for such series of Preferred Stock, other than of the following shares of Common Stock and shares of Common Stock issued or deemed issued with respect to the following Options and Convertible Securities:

(i)    shares of Common Stock and options, warrants or other rights to purchase Common Stock issued to employees, officers or directors of, or consultants or advisors to, the Corporation or any subsidiary pursuant to restricted stock purchase agreements, stock option plans or similar arrangements, other than shares issuable pursuant to a restricted stock purchase agreement, stock option plan or similar arrangement which is first adopted or executed following the date hereof or as to which the number of shares issuable thereunder is increased following the date hereof, unless such adoption, execution or increase is approved by a Supermajority of the Board of Directors;

(ii)    shares of Common Stock issued upon the exercise or conversion of Options, warrants or Convertible Securities outstanding as of the date of the filing of this Amended and Restated Certificate of Incorporation;

(iii)    shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Section 5.4(e), 5.4(f) or 5.4(g) hereof;

(iv)    shares of Common Stock issued in a registered public offering under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event;

(v)    shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors;

(vi)    shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors;

(vii)    up to 1,000,000 shares (as adjusted for Recapitalizations) of Common Stock, or such greater number as may be approved by a Supermajority of the Board of Directors, issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors and provided that such issuance of shares is not undertaken for the purpose of financing the Corporation;

(viii)    shares of Common Stock issued or issuable upon conversion of the Preferred Stock; and

(ix)    shares of Common Stock issued or issuable with the affirmative vote of at least a majority of the then outstanding shares of each series of Preferred Stock, voting as separate classes.

(2)    No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 5.4(d)(5) hereof) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(3)    Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the Original Issue Date with respect to a series of Preferred Stock shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(i)    no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)    if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 5.4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 5.4(e), 5.4(t) and 5.4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof(or upon the occurrence of the record date with respect thereto);

(iii)    upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall upon such expiration, be recomputed as if:

a.    in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

b.    in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 5.4(d)(5) hereof) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv)    no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date; and

(v)    if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 5.4(d)(3) as of the actual date of their issuance.

(4)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 5.4(d)(3) hereof) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section 5.4(d)(4), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(5)    Determination of Consideration. For purposes of this Section 5.4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(i)    Cash and Property. Such consideration shall:

a.    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

b.    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

c.    in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(ii)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 5.4(d)(3) hereof shall be determined by dividing

(x)    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)    Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment ofa stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)    Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g)    Adjustments for Reclassification, Exchange and Substitution. Subject to Section 5.3 above (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i)    Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series, voting as a separate class, either before or after the issuance causing the adjustment.

(j)    Notices of Record Date. In the event that this Corporation shall propose at anytime:

(1)    to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(2)    to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(3)    to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(4)    to voluntarily liquidate or dissolve or to enter into, or commit to enter into, any Deemed Liquidation;

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least IO days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in clauses (2), (3) and (4) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of each series of the Preferred Stock, voting as separate classes.

(k)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.5    Voting.

(a)    Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)    No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c)    Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of

Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d)    Election of Directors. The Corporation’s Board of Directors shall consist of eight members and shall be elected by both (i) the holders of a majority of the Common Stock voting as a separate class and (ii) the holders of a majority of the Preferred Stock voting together as a separate class. The holders of Series A Preferred, Series B Preferred and Series D Preferred, voting together as a single class on an as-converted basis, shall be entitled to nominate one member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Series C Preferred, voting as a separate class, shall be entitled to nominate one member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Common Stock, voting as a separate class, shall be entitled to nominate two members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. Any remaining members of the Corporation’s Board of Directors shall be nominated by both (i) the holders of a majority of the Common Stock voting as a separate class and (ii) the holders of a majority of the Preferred Stock voting together as a single class on an as-converted basis.

(e)    Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the voting stock of the Corporation.

(f)    Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(g)    California Section 2115. So long as Section 2115 of the California General Corporation Law purports to make Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law applicable to the Corporation, the Corporation’s stockholders shall have the right to cumulate their votes in connection with the election of directors as provided by Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law.

5.6    Amendments and Changes.

(a)    The Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of the Preferred Stock, voting together as a single class on an as-converted basis:

(1)    increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock or any series thereof; provided, that any increase or decrease to a series of Preferred Stock shall also require the approval of the holders of more than 50% of the outstanding shares of such series of Preferred Stock, voting as a separate class;

(2)    authorize or designate any new class or series of shares (or securities convertible into shares) having rights, preferences and privileges in regard to redemption, liquidation preference, voting or dividends, senior to or on a parity with the Series D Preferred (other than a security on parity with the Series D Preferred if such security is authorized and issued at a price per share equal to or greater than the Original Issue Price of the Series D Preferred, as adjusted for Recapitalizations);

(3)    approve the voluntary winding up or dissolution of the Corporation;

(4)    declare or pay any Distribution with respect to the Preferred Stock or Common Stock of the Corporation;

(5)    redeem, repurchase or otherwise acquire any shares of Preferred Stock or Common Stock (other than the repurchase of shares from employees, officers, directors, consultants or other persons providing services to the Corporation at no greater than cost pursuant to the original terms of stock restriction agreements approved by the Board of Directors, or such modified terms as have been agreed to by the Board of Directors); or

(6)    approve the filing of a petition under any bankruptcy or insolvency law.

(b)    The Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of each series of the Preferred Stock, voting as separate classes:

(1)    amend, alter or change, in any adverse manner, or waive the rights, preferences, privileges or powers of the Preferred Stock or any series thereof; or

(2)    approve or effect any Deemed Liquidation; provided, however, that this section shall not apply if as part of such Deemed Liquidation:

(i)    the holders of the Series A Preferred shall receive for each share of Series A Preferred held by them Consideration having a value equal to at least 4 times the Original Issue Price for the Series A Preferred (as adjusted for Recapitalizations),

(ii)    the holders of the Series B Preferred shall receive for each share of Series B Preferred held by them Consideration with value equal to at least 4 times such Original Issue Price (as adjusted for Recapitalizations) thereafter, and

(iii)    the holders of the Series C Preferred shall receive for each share of Series C Preferred held by them (A) Consideration having a value equal to at least 2.5 times such Original Issue Price (as adjusted for Recapitalizations) if the Deemed Liquidation occurs within 24 to 36 months after the Original Issue Date of the Series C Preferred, or (B) Consideration having a value equal to at least 3 times such Original Issue Price (as adjusted for Recapitalizations) if the Deemed Liquidation shall occur more than 36 months after the Original Issue Date of the Series C Preferred.

(c)    The Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of the Series D Preferred, voting as a separate class:

(1)    increase or decrease the authorized number of shares of Series D Preferred;

(2)    authorize or designate any new class or series of shares (or securities convertible into shares) having rights, preferences and privileges in regard to redemption, liquidation preference, voting or dividends, senior to or on a parity with the Series D Preferred (other than a security on parity with the Series D Preferred if such security is authorized and issued at a price per share equal to or greater than the Original Issue Price of the Series D Preferred, as adjusted for Recapitalizations);

(3)    amend, alter or change, in any adverse manner, or waive the rights, preferences, privileges or powers of the Series D Preferred;

(4)    approve or effect any Deemed Liquidation, but only in the event that (A) the holders of the Series D Preferred shall receive for each share of Series D Preferred held by them Consideration having a value equal to less than 2.0 times the WASP, or (B) three directors of the Corporation, including the director nominated by the holders of Series A Preferred, Series B Preferred and Series D Preferred pursuant to Section 5.5(d) hereof vote against the Deemed Liquidation and the holders of the Series D Preferred shall receive for each share of Series D Preferred held by them Consideration (x) having a value less than 2.5 times the WASP if the Deemed Liquidation occurs within 24 to 36 months after the Original Issue Date of the Series D Preferred or (y) having value less than 3 times the WASP if the Deemed Liquidation occurs more than 36 months after the Original Issue Date of the Series D Preferred.

(d)    For purposes of this Section 5.6, the term “Consideration” shall mean cash and/or publicly-traded, freely transferable securities.

(e)    Notwithstanding the foregoing provisions of this Section 5.6, in the event that the holders of more than 50% of the Preferred Stock or any series thereof pursuant to this Section 5.6 agree (whether by a vote, written consent, waiver or otherwise) to allow the Corporation to alter or change the rights, preferences or privileges of any individual series of Preferred Stock (for example, Series D Preferred) pursuant to applicable law, no such change shall be effective to the extent that, by its terms, such change applies to less than all of the shares of Preferred Stock within such individual series.

5.7    Reissuance of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Section 5.4 hereof or otherwise repurchased by the Corporation, the shares so converted or repurchased shall be cancelled and shall not be issuable by this Corporation.

5.8    Notices. Any notice required by the provisions of this Article V to be given to the holders of Preferred Stock shall be deemed given upon personal delivery, upon delivery by nationally recognized courier or if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation, provided that any such notice to be given to holders of Preferred Stock whose principal office is located outside the United States of America shall be delivered personally or by nationally recognized international courier service.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors which constitute the Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE X

10.1    To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as m·ay hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

10.2    The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

10.3    Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce·the effect of this Article X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

In the event that a director of the Corporation (who is not an employee of the Corporation or any of its affiliates) who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities (each, a “Fund”), is presented with a potential transaction or matter in such person’s capacity as a partner or employee of the Fund (other than in connection with his or her service as a member of the Corporation’s board of directors) and that may be a corporate opportunity for both the Corporation and such Fund, the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented by such director to the Corporation or any of its affiliates, if such director acts in good faith in accordance with the following policy: a corporate opportunity offered to any person who is a director of the Corporation (who is not an employee of the Corporation or any of its affiliates), and who is also a partner or employee of a Fund shall belong to such Fund, unless such opportunity was expressly offered to such person in his or her capacity as a director of the Corporation.

ARTICLE XII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIF’ICATE OF INCORPORATION

OF

SONOS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Sonos, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The name of this corporation is “Sonos, Inc.” The Corporation was originally incorporated under the name “Rincon Audio, Inc.” The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on August 22, 2002, as amended by the Certificate of Amendment filed on January 8, 2003, the Certificate of Amendment filed on May 20, 2004, the Restated Certificate of Incorporation filed on July 25, 2005, the Certificate of Amendment filed on May 12, 2006, the Restated Certificate of Incorporation filed on April 30, 2007, the Certificate of Amendment filed on December 18, 2008, the Restated Certificate of Incorporation filed on March 4, 2010, the Certificate of Amendment filed on August 23, 2011, the Certificate of Amendment filed on June 6, 2012, and by the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 18, 2012 (the “Amended and Restated Certificate of Incorporation”).

SECOND: Article IV of the Amended and Restated Certificate of Incorporation, relating to the authorized shares of the Corporation, is hereby amended and restated to read in its entirety as follows:

“The total number of shares of stock that the Corporation shall have authority to issue is Eighty One Million Sixty Six Thousand Nine Hundred Forty Nine (81,066,949), consisting of Sixty Four Million Seven Hundred Twenty Nine Thousand Four Hundred Twelve (64,729,412) shares of Common Stock, $0.001 par value per share, and Sixteen Million Three Hundred Thirty Seven Thousand Five Hundred Thirty Seven (16,337,537) shares of Preferred Stock, $0.001 par value per share. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of Five Million Seventeen Thousand Five Hundred (5,017,500) shares, the second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of One Million Nine Hundred Forty Thousand Six Hundred Twenty-Five (1,940,625) shares, the third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of Five Million Eight Hundred Fifty Thousand (5,850,000) shares and the fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of Three Million Five Hundred Twenty Nine Thousand Four Hundred Twelve (3,529,412) shares.”

THIRD: In accordance with the provisions of Section 141(1) and 242 of the General Corporation Law of the State of Delaware, the foregoing amendments to the Amended and Restated Certificate of Incorporation have been duly adopted and declared advisable by the Board of Directors of the Corporation.

FOURTH: In accordance with the Amended and Restated Certificate of Incorporation and the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware, the foregoing amendments to the Amended and Restated Certificate of Incorporation have been approved by the Corporation’s stockholders by a majority vote.

FIFTH: This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 7th day of November 2012 and the foregoing facts stated herein are true and correct.

Sonos, Inc.

By:	/s/ Craig Shelburne
Name:	Craig Shelburne
Title:	General Counsel and Secretary

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIF’ICATE OF INCORPORATION

OF

SONOS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Sonos, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The name of this corporation is “Sonos, Inc.” The Corporation was originally incorporated under the name “Rincon Audio, Inc.” The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on August 22, 2002, as amended by the Certificate of Amendment filed on January 8, 2003, the Certificate of Amendment filed on May 20, 2004, the Restated Certificate of Incorporation filed on July 25, 2005, the Certificate of Amendment filed on May 12, 2006, the Restated Certificate of Incorporation filed on April 30, 2007, the Certificate of Amendment filed on December 18, 2008, the Restated Certificate of Incorporation filed on March 4, 2010, the Certificate of Amendment filed on August 23, 2011, the Certificate of Amendment filed on June 6, 2012, the Amended and Restated Certificate of Incorporation filed on July 18, 2012, and the Certificate of Amendment filed with the Secretary of State of the State of Delaware on November 7, 2012 (the “Amended and Restated Certificate of Incorporation”).

SECOND: Article IV of the Amended and Restated Certificate of Incorporation, relating to the authorized shares of the Corporation, is hereby amended and restated to read in its entirety as follows:

“The total number of shares of stock that the Corporation shall have authority to issue is Eighty Six Million Sixty Six Thousand Nine Hundred Forty Nine (86,066,949), consisting of Sixty Nine Million Seven Hundred Twenty Nine Thousand Four Hundred Twelve (69,729,412) shares of Common Stock, $0.001 par value per share, and Sixteen Million Three Hundred Thirty Seven Thousand Five Hundred Thirty Seven (16,337,537) shares of Preferred Stock, $0.001 par value per share. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of Five Million Seventeen Thousand Five Hundred (5,017,500) shares, the second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of One Million Nine Hundred Forty Thousand Six Hundred Twenty-Five (1,940,625) shares, the third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of Five Million Eight Hundred Fifty Thousand (5,850,000) shares and the fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of Three Million Five Hundred Twenty Nine Thousand Four Hundred Twelve (3,529,412) shares.”

THIRD: In accordance with the provisions of Section 141(f) and 242 of the General Corporation Law of the State of Delaware, the foregoing amendments to the Amended and Restated Certificate of Incorporation have been duly adopted and declared advisable by the Board of Directors of the Corporation.

FOURTH: In accordance with the Amended and Restated Certificate of Incorporation and the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware, the foregoing amendments to the Amended and Restated Certificate of Incorporation have been approved by the Corporation’s stockholders by a majority vote.

FIFTH: This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 21st day of October, 2014 and the foregoing facts stated herein are true and correct.

Sonos, Inc.

By:	/s/ Craig Shelburne
Name:	Craig Shelburne
Title:	General Counsel and Secretary

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SONOS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Sonos, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The name of this corporation is “Sonos, Inc.” The Corporation was originally incorporated under the name “Rincon Audio, Inc.” The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on August 22, 2002, as amended by the Certificate of Amendment filed on January 8, 2003, the Certificate of Amendment filed on May 20, 2004, the Restated Certificate of Incorporation filed on July 25, 2005, the Certificate of Amendment filed on May 12, 2006, the Restated Certificate of Incorporation filed on April 30, 2007, the Certificate of Amendment filed on December 18, 2008, the Restated Certificate of Incorporation filed on March 4, 2010, the Certificate of Amendment filed on August 23, 2011, the Certificate of Amendment filed on June 6, 2012, the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 18, 2012, the Certificate of Amendment filed on November 7, 2012, and the Certificate of Amendment filed with the Secretary of State of the State of Delaware on October 21, 2014 (the “Amended and Restated Certificate of Incorporation”).

SECOND: Article IV of the Amended and Restated Certificate of Incorporation, relating to the authorized shares of the Corporation, is hereby amended and restated to read in its entirety as follows:

“The total number of shares of stock that the Corporation shall have authority to issue is Ninety Two Million Sixty Six Thousand Nine Hundred Forty Nine (92,066,949), consisting of Seventy Five Million Seven Hundred Twenty Nine Thousand Four Hundred Twelve (75,729,412) shares of Common Stock, $0.001 par value per share, and Sixteen Million Three Hundred Thirty Seven Thousand Five Hundred Thirty Seven (16,337,537) shares of Preferred Stock, $0.001 par value per share. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of Five Million Seventeen Thousand Five Hundred (5,017,500) shares, the second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of One Million Nine Hundred Forty Thousand Six Hundred Twenty-Five (1,940,625) shares, the third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of Five Million Eight

Hundred Fifty Thousand (5,850,000) shares and the fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of Three Million Five Hundred Twenty Nine Thousand Four Hundred Twelve (3,529,412) shares.”

THIRD: In accordance with the provisions of Section 141(f) and 242 of the General Corporation Law of the State of Delaware, the foregoing amendments to the Amended and Restated Certificate of Incorporation have been duly adopted and declared advisable by the Board of Directors of the Corporation.

FOURTH: In accordance with the Amended and Restated Certificate of Incorporation and the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware, the foregoing amendments to the Amended and Restated Certificate of Incorporation have been approved by the Corporation’s stockholders holding at least a majority of the outstanding shares of Common Stock.

FIFTH: This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 14th day of November 2014 and the foregoing facts stated herein are true and correct.

Sonos, Inc.

By:	/s/ Craig Shelburne
Name:	Craig Shelburne
Title:	General Counsel and Secretary

CERTIFICATE OF CORRECTION

OF

AMENDED AND RESTATED CERTIF’ICATE OF INCORPORATION

OF

SONOS, INC.

Sonos, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

1.    The name of the corporation is Sonos, Inc. The Company was originally incorporated pursuant to the General Corporation Law under the name “Rincon Audio, Inc.” The Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 22, 2002.

2.    The Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on July 18, 2012 (the “Amended and Restated Certificate”), requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law.

3.    The inaccuracy or defect of the Amended and Restated Certificate is the inadvertent typographical error in Article I thereof, which incorrectly spells the name of the Company as “Sonoss, Inc.”

4.    The Amended and Restated Certificate is hereby corrected such that Article I thereof shall read in its entirety as follows:

“The name of the Corporation is Sonos, Inc.”

5.    All other provisions of the Amended and Restated Certificate remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed on this 21st day of September 2015.

Sonos, Inc.

By:	/s/ Craig Shelburne
Name:	Craig Shelburne
Title:	General Counsel and Secretary